Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS 14.6% INCREASE IN 2012 PRE-TAX EARNINGS AND PROVIDES 2013 FULL-YEAR GUIDANCE

WATSONVILLE, CA, February 21, 2013 - West Marine, Inc. (Nasdaq: WMAR) the largest specialty retailer of boating supplies and accessories today released unaudited financial results for the fourth quarter and fiscal year ended December 29, 2012.

•	Net revenues for the fiscal year ended December 29, 2012 were $675.3 million, a $31.8 million, or 4.9%, increase over last year.
•	Comparable store sales increased by 3.3% over last year.
•	Income before taxes was $24.3 million, a $3.1 million, or 14.6%, increase compared to last year.
•	Diluted earnings per share ("EPS") were $0.65, compared to diluted EPS of $0.58 adjusted to exclude the tax benefit recorded during the second quarter of 2011. Reported diluted EPS for 2011 was $1.27.
•	Inventory turns increased by 4.6% versus last year.
•	The company remained debt-free with $91.7 million available under its revolving credit facility.
•	Year-end liquidity increased substantially versus 2011, with cash on hand increasing 29% to $56.5 million.

Fiscal Year and Fourth Quarter Financial Highlights

Net revenues for the fiscal year ended December 29, 2012 were $675.3 million, an increase of 4.9% compared to net revenues of $643.4 million for fiscal year 2011. Revenues for the Stores segment were $610.2 million, an increase of $31.4 million, or 5.4%, compared to last year. Comparable store sales grew by 3.3% over last year. Port Supply revenues, representing sales to our wholesale customers through our distribution centers, were $26.1 million, a decrease of $1.3 million, or 4.8%, compared to last year. Net revenues in our Direct-to-Consumer segment were $38.9 million, an increase of $1.8 million, or 4.7%, compared to last year.

Net income for fiscal year 2012 was $15.5 million, or $0.65 per diluted share, compared to fiscal year 2011 net income of $13.5 million, or $0.58 per diluted share, adjusted to exclude the tax benefit of the valuation allowance release last year. Reported diluted EPS for fiscal year 2011 was $1.27. For more details on adjusted EPS, see "Non-GAAP Financial Information" below.

Net revenues for the fourth quarter increased by $4.9 million, or 4.3%, to $118.3 million compared to $113.4 million for the fourth quarter of 2011. Comparable store sales increased by 2.1%. Net loss for the fourth quarter ended December 29, 2012 was $11.1 million, an improvement of $2.9 million when compared to the net loss of $14.0 million for the fourth quarter of 2011.

Total inventory at December 29, 2012 was $194.3 million, a $1.0 million, or 0.5%, increase versus the balance at December 31, 2011, and a 2.3% increase on an inventory per square foot basis. Inventory turns for 2012 were up 4.6% versus last year.

Matt Hyde, West Marine’s CEO, commented: “Our associates stayed focused on providing great service to our customers resulting in a respectable sales growth increase and we were able to manage the business such that we grew pre-tax income nearly three times faster than the top line.  A year like 2012 reinforces our strategic direction.”

At this time, we are introducing a new financial metric for West Marine, Return on Invested Capital (“ROIC”). We believe ROIC is an appropriate measure because it is driven by both the generation of earnings and the responsible management of our assets, and we believe it is closely correlated with creating shareholder value. ROIC is defined as adjusted net income divided by average total capital. Net income is adjusted to normalize our income tax rate, and to exclude interest and fixed rent expense as well as any one-time or unusual items, such as impairment charges and gains or losses on the sale of assets. The exclusions from net income are calculated on an after-tax basis. Total capital is calculated by adding total debt, operating leases capitalized at eight times annual rent expense, and total stockholders’ equity, minus cash and cash equivalents. For more details on ROIC, see "Non-GAAP Financial Information" below. For fiscal year 2012, our ROIC was 7.9%, which compares to 7.6% in fiscal year 2011, and 6.9% in fiscal 2010. ROIC based on GAAP net income was 7.9%, 16.7% and 10.0% for fiscal years 2012, 2011 and 2010, respectively.

Fiscal 2013 Guidance

For fiscal year 2013, net revenues are projected to be in the range of approximately $700 million to $715 million. Pre-tax income is expected to range from approximately $25.5 million to $28.5 million, which represents an increase over 2012 of approximately 4.8% to 17.1%. Diluted EPS is expected to range from approximately $0.64 to $0.71. This guidance is based on expected comparable store sales growth of approximately 2.5% to 4.5%. We anticipate capital expenditures for fiscal 2013 to be in the range of approximately $25 million to $29 million.

We also want to provide some insight regarding our expectations for the first quarter of 2013. Currently, we are projecting that comparable store sales will be flat to slightly negative, as we experienced a relatively strong first quarter last year which benefitted from, among other things, favorable weather in many markets. In addition, we believe selling, general and administrative expense comparisons will be unfavorable in the first quarter. As a result, although we expect to deliver profit growth for the year, we are projecting that pre-tax loss for the first quarter of 2013 will be unfavorable when compared to that of the corresponding quarter in 2012.

Webcast and Conference Call

West Marine will hold a conference call and webcast on Thursday, February 21, 2013, at 1:00 p.m. Eastern Time (“EST”) to discuss its fourth quarter and full year 2012 financial results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 95376850.

An audio replay of the call will be available February 21, 2013 at 4:00 p.m. EST through February 28, 2013 at 11:59 p.m. EST. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 95376850.

About West Marine

West Marine, the largest specialty retailer of boating supplies and accessories, has 299 company-operated stores located in 38 states, Puerto Rico and Canada and five franchised stores in Turkey. Our Direct-to-Consumer operations, which comprises our call center, direct mail and e-commerce channels, offers customers over 75,000 products plus the convenience of exchanging catalog and e-commerce purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment, serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations related to our earnings and growth in profitability, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to make prudent investments, manage our assets and drive ROIC, and our expectations for full-year 2012 and 2013 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for our fourth quarter of 2012, the current fiscal year and next year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the finalization of the audit being conducted by West Marine’s independent registered public accounting firm and the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 31, 2011. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with GAAP. We believe the 2011 income tax benefit from the release of substantially all of our valuation allowance is an aberration and, therefore, to provide a more useful comparison with past and future earnings, the non-GAAP measures remove income tax expense (benefit) as reported and apply our 2012 effective tax rate of 44.6% and 36.2% to fiscal fourth quarter 2011 and fiscal year 2011 pre-tax income, respectively. Management believes this non-GAAP measure provides a more meaningful view of our year-over-year earnings and EPS performance trends. In addition, we believe that ROIC is a meaningful measure of our efficient and effective use of capital. ROIC also is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$56,542	$43,966
Trade receivables, net	6,723	5,771
Merchandise inventories	194,332	193,375
Deferred income taxes	4,622	7,118
Assets held for sale	4,283	-
Other current assets	16,371	13,792
Total current assets	282,873	264,022

Property and equipment, net	59,532	60,746
Long-term deferred income taxes	8,392	7,800
Other assets	3,471	3,089
TOTAL ASSETS	$354,268	$335,657

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,074	$25,085
Accrued expenses and other	40,928	41,007
Total current liabilities	62,002	66,092

Deferred rent and other	13,858	13,922
Total liabilities	75,860	80,014

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 23,777,030 shares issued and 23,746,140 shares outstanding at December 29, 2012, and 23,022,654 shares issued and 22,991,764 shares outstanding at December 31, 2011.	24	23
Treasury stock	(385)	(385)
Additional paid-in capital	193,388	186,089
Accumulated other comprehensive loss	(791)	(727)
Retained earnings	86,172	70,643
Total stockholders' equity	278,408	255,643
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$354,268	$335,657

West Marine, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	December 29, 2012		December 31, 2011
Net revenues	$118,287	100.0%	$113,394	100.0%
Cost of goods sold	95,830	81.0%	92,613	81.7%
Gross profit	22,457	19.0%	20,781	18.3%
Selling, general and administrative expense	42,398	35.8%	39,608	34.9%
Restructuring (recoveries) costs	(60)	0.0%	57	0.1%
Loss from operations	(19,881)	(16.8)%	(18,884)	(16.7)%
Interest expense	180	0.2%	252	0.2%
Loss before taxes	(20,061)	(17.0)%	(19,136)	(16.9)%
Benefit for income taxes	(8,949)	(7.6)%	(5,184)	(4.6)%
Net loss	$(11,112)	(9.4)%	$(13,952)	(12.3)%

Net loss per common and common equivalent share:

Basic	$(0.47)		$(0.61)
Diluted	$(0.47)		$(0.61)

Weighted average common and common equivalent shares outstanding:
Basic	23,604		22,911
Diluted	23,604		22,911

	52 Weeks Ended
	December 29, 2012		December 31, 2011
Net revenues	$675,251	100.0%	$643,443	100.0%
Cost of goods sold	477,145	70.7%	458,444	71.2%
Gross profit	198,106	29.3%	184,999	28.8%
Selling, general and administrative expense	172,837	25.6%	162,860	25.4%
Restructuring costs (recoveries)	99	0.0%	(50)	0.0%
Impairment of long lived assets	-	0.0%	50	0.0%
Income from operations	25,170	3.7%	22,139	3.4%
Interest expense	841	0.1%	918	0.1%
Income before income taxes	24,329	3.6%	21,221	3.3%
Provision (benefit) for income taxes	8,800	1.3%	(8,441)	(1.3)%
Net income	$15,529	2.3%	$29,662	4.6%

Net income per common and common equivalent share:

Basic	$0.67		$1.30
Diluted	$0.65		$1.27

Weighted average common and common equivalent shares outstanding:
Basic	23,312		22,762
Diluted	23,771		23,286

West Marine, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	52 Weeks Ended
	December 29, 2012	December 31, 2011
OPERATING ACTIVITIES:
Net income	$15,529	$29,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,715	14,314
Impairment of long-lived assets	-	50
Share-based compensation	3,128	2,394
Tax deficiency for equity issuance	(389)	(204)
Excess tax benefit from share-based compensation	(380)	(347)
Deferred income taxes	1,588	(12,745)
Provision for doubtful accounts	223	54
Lower of cost or market inventory adjustments	869	1,154
Loss (gain) on asset disposals	103	(13)
Changes in assets and liabilities:
Trade receivables	(1,175)	(220)
Merchandise inventories	(1,826)	7,059
Other current assets	(2,578)	2,946
Other assets	(1,139)	112
Accounts payable	(4,769)	(4,610)
Accrued expenses and other	329	(2,330)
Deferred items and other non-current liabilities	252	(47)
Net cash provided by operating activities	25,480	37,229

INVESTING ACTIVITIES:
Purchases of property and equipment	(17,953)	(17,710)
Proceeds from sale of property and equipment	122	64
Net cash used in investing activities	(17,831)	(17,646)

FINANCING ACTIVITIES:
Borrowings on line of credit	5,224	28,758
Repayments on line of credit	(5,224)	(28,758)
Proceeds from exercise of stock options	3,863	1,339
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	698	669
Excess tax benefit from share-based compensation	380	347
Net cash provided by financing activities	4,941	2,355

Effect of exchange rate changes on cash	(14)	9

NET INCREASE IN CASH	12,576	21,947

CASH AT BEGINNING OF PERIOD	43,966	22,019
CASH AT END OF PERIOD	$56,542	$43,966

Other cash flow information:
Cash paid for interest	$693	$645
Cash paid for income taxes	7,222	3,547
Non-cash investing activities:
Property and equipment additions in accounts payable	999	1,757

West Marine, Inc.

Reconciliation of Non-GAAP Finanical Information

Adjusted net income (loss) and adjusted net income (loss) per share

(Unaudited and in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	December 29, 2012	December 31, 2011

GAAP Net loss	$(11,112)	$(13,952)
Add Back: income tax benefit as reported	(8,949)	(5,184)
GAAP loss before taxes	(20,061)	(19,136)
Less: income tax expense at 44.6%	(8,949)	(8,536)
Non-GAAP adjusted net loss	$(11,112)	$(10,600)

	13 Weeks Ended	13 Weeks Ended
	December 29, 2012	December 31, 2011

GAAP Net loss per diluted share	$(0.47)	$(0.61)
Add Back: income benefit as reported	(0.38)	(0.23)
GAAP loss before taxes per diluted share	(0.85)	(0.84)
Less: income tax expense at 44.6%	(0.38)	(0.37)
Non-GAAP adjusted net loss per diluted share	$(0.47)	$(0.47)

	52 Weeks Ended	52 Weeks Ended
	December 29, 2012	December 31, 2011

GAAP Net income	$15,529	$29,662
Add Back: income tax (benefit) expense as reported	8,800	(8,441)
GAAP income before taxes	24,329	21,221
Less: income tax expense at 36.2%	8,800	7,676
Non-GAAP adjusted net income	$15,529	$13,545

	52 Weeks Ended	52 Weeks Ended
	December 29, 2012	December 31, 2011

GAAP Net income per diluted share	$0.65	$1.27
Add Back: income tax (benefit) expense as reported	0.37	(0.36)
GAAP income before taxes per diluted share	1.02	0.91
Less: income tax expense at 36.2%	0.37	0.33
Non-GAAP adjusted net income per diluted share	$0.65	$0.58

West Marine, Inc.

Reconciliation of Non-GAAP Finanical Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	December 29, 2012		December 31, 2011		January 1, 2011
GAAP net income		$15,529		$29,662		$13,227
Add back: income tax (benefit) expense as reported		8,800		(8,441)		1,020
GAAP income before taxes		24,329		21,221		14,247
Less: income tax expense at 36.2%		8,800		7,676		5,153
Adjusted net income		15,529		13,545		9,094

Add back:
Interest expense	841		918		637
Rent expense (fixed)	46,373		43,818		42,662
Total	47,214	30,137 [1]	44,736	28,554 [1]	43,299	27,638 [1]

Net income after adjustments and after-tax add backs (numerator)		$45,666		$42,100		$36,731

Total Capital:

Long-term debt		-		-		-
Operating leases capitalized at 8x annual rent expense		370,987		350,542		341,299
Total stockholder's equity		278,408		255,643		221,761
Less: Cash and cash equivalents		(56,542)		(43,966)		(22,019)

Total Capital (long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity - cash and cash equivalents)		592,853		562,219		541,041

Average total capital (denominator) [2]		$577,536		$551,630		$531,770

ROIC		7.9%		7.6%		6.9%
ROIC using GAAP amounts [3]		7.9%		16.7%		10.0%

1 Total after-tax add backs after applying an assumed tax rate of 36.2%.

2 Average total capital is calculated as the sum of the current year and prior year ending total capital divided by two.

3 ROIC using GAAP amounts was derived as the quotient of GAAP net income with after-tax add backs divided by average total capital.